                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 2)*


                               Mortgage.com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    67910V102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]   Rule 13d-1(b)

         [X]   Rule 13d-1(c)

         [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

--------------------                                        --------------------
CUSIP NO. 6910V102                      13 G                  Page 2 of 26 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           TCV II, V.O.F.
           See Item 2 for list of Managing General Partners
--------------------------------------------------------------------------------

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a)   [ ]     (b)   [X]
--------------------------------------------------------------------------------

3          SEC USE ONLY
--------------------------------------------------------------------------------

4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Netherlands Antilles
--------------------------------------------------------------------------------

                               5      SOLE VOTING POWER
                                      67,736 (A)
                               -------------------------------------------------
         NUMBER OF
          SHARES               6      SHARED VOTING POWER
       BENEFICIALLY                   0(A)
       OWNED BY EACH           -------------------------------------------------
         REPORTING
          PERSON               7      SOLE DISPOSITIVE POWER
           WITH                       67,736 (A)
                               -------------------------------------------------

                               8      SHARED DISPOSITIVE POWER
                                      0(A)
--------------------------------------------------------------------------------

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                                        67,736(A)
--------------------------------------------------------------------------------

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES                                   [X]
--------------------------------------------------------------------------------

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           0.2%
--------------------------------------------------------------------------------

12         TYPE OF REPORTING PERSON
           PN
--------------------------------------------------------------------------------

(A) Please see item 4. Includes warrants which can be immediately exercised for a total of 296 shares of Common Stock.

--------------------                                        --------------------
CUSIP NO. 6910V102                      13 G                  Page 3 of 26 Pages
--------------------                                        --------------------


--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           TECHNOLOGY CROSSOVER VENTURES II, L.P.
           See Item 2 for identification of General Partner
--------------------------------------------------------------------------------

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a)  [ ]    (b)   [X]
--------------------------------------------------------------------------------

3           SEC USE ONLY
--------------------------------------------------------------------------------

4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
--------------------------------------------------------------------------------

                               5      SOLE VOTING POWER
                                       2,085,054(A)
                               -------------------------------------------------
          NUMBER OF
           SHARES              6      SHARED VOTING POWER
        BENEFICIALLY                  0(A)
        OWNED BY EACH          -------------------------------------------------
          REPORTING
           PERSON              7      SOLE DISPOSITIVE POWER
                                       2,085,054(A)

                               -------------------------------------------------

                               8      SHARED DISPOSITIVE POWER
                                      0(A)
--------------------------------------------------------------------------------

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                                      2,085,054(A)
--------------------------------------------------------------------------------

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES                                    [X]
--------------------------------------------------------------------------------

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    4.7%
--------------------------------------------------------------------------------

12         TYPE OF REPORTING PERSON
           PN
--------------------------------------------------------------------------------


(A) Please see item 4. Includes warrants which can be immediately exercised for a total of 9,069 shares of Common Stock.

--------------------                                        --------------------
CUSIP NO. 6910V102                      13 G                  Page 4 of 26 Pages
--------------------                                        --------------------


--------------------------------------------------------------------------------

1          NAME OF REPORTING PERSON
           TCV II (Q), L.P.
           See Item 2 for identification of General Partner
--------------------------------------------------------------------------------

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a)   [ ]    (b)    [X]
--------------------------------------------------------------------------------

3          SEC USE ONLY
--------------------------------------------------------------------------------

4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
--------------------------------------------------------------------------------

                               5      SOLE VOTING POWER
                                      1,603,019 (A)
                               -------------------------------------------------
          NUMBER OF
           SHARES              6      SHARED VOTING POWER
        BENEFICIALLY                  0(A)
        OWNED BY EACH          -------------------------------------------------
          REPORTING
           PERSON              7      SOLE DISPOSITIVE POWER
            WITH                      1,603,019 (A)
                               -------------------------------------------------

                               8      SHARED DISPOSITIVE POWER
                                      0(A)
--------------------------------------------------------------------------------

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                                     1,603,019(A)
--------------------------------------------------------------------------------

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES                                     [X]
--------------------------------------------------------------------------------

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                      3.6%
--------------------------------------------------------------------------------

12         TYPE OF REPORTING PERSON
           PN
--------------------------------------------------------------------------------


(A) Please see item 4. Includes warrants which can be immediately exercised for a total of 6,973 shares of Common Stock.

--------------------                                        --------------------
CUSIP NO. 6910V102                      13 G                  Page 5 of 26 Pages
--------------------                                        --------------------


--------------------------------------------------------------------------------

1          NAME OF REPORTING PERSON
           TCV II STRATEGIC PARTNERS, L.P.
           See Item 2 for identification of General Partner
--------------------------------------------------------------------------------

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                     (a)   [ ]    (b)   [X]
--------------------------------------------------------------------------------

3          SEC USE ONLY
--------------------------------------------------------------------------------

4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
--------------------------------------------------------------------------------

                               5      SOLE VOTING POWER
                                      284,484(A)
                               -------------------------------------------------
          NUMBER OF
           SHARES              6      SHARED VOTING POWER
        BENEFICIALLY                  0(A)
        OWNED BY EACH          -------------------------------------------------
          REPORTING
           PERSON              7      SOLE DISPOSITIVE POWER
            WITH                      284,484(A)
                               -------------------------------------------------

                               8      SHARED DISPOSITIVE POWER
                                      0(A)
--------------------------------------------------------------------------------

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                                   284,484(A)
--------------------------------------------------------------------------------

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES                                [X]
--------------------------------------------------------------------------------

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                  0.6%
--------------------------------------------------------------------------------

12         TYPE OF REPORTING PERSON
           PN
--------------------------------------------------------------------------------


(A) Please see item 4. Includes warrants which can be immediately exercised for a total of 1,240 shares of Common Stock.

--------------------                                        --------------------
CUSIP NO. 6910V102                      13 G                  Page 6 of 26 Pages
--------------------                                        --------------------


--------------------------------------------------------------------------------

1          NAME OF REPORTING PERSON
           TECHNOLOGY CROSSOVER VENTURES II, C.V.
           See Item 2 for identification of General Partners
--------------------------------------------------------------------------------

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                   (a)   [ ]    (b)   [X]
--------------------------------------------------------------------------------

3          SEC USE ONLY
--------------------------------------------------------------------------------

4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Netherlands Antilles
--------------------------------------------------------------------------------

                               5      SOLE VOTING POWER
                                      318,346(A)
                               -------------------------------------------------
          NUMBER OF
           SHARES              6      SHARED VOTING POWER
        BENEFICIALLY                  0(A)
        OWNED BY EACH          -------------------------------------------------
          REPORTING
           PERSON              7      SOLE DISPOSITIVE POWER
            WITH                      318,346(A)
                               -------------------------------------------------

                               8      SHARED DISPOSITIVE POWER
                                      0(A)
--------------------------------------------------------------------------------

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                                      318,346(A)
--------------------------------------------------------------------------------

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES                                 [X]
--------------------------------------------------------------------------------

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   0.7%
--------------------------------------------------------------------------------

12         TYPE OF REPORTING PERSON
           PN
--------------------------------------------------------------------------------


(A) Please see item 4. Includes warrants which can be immediately exercised for a total of 1,384 shares of Common Stock.

--------------------                                        --------------------
CUSIP NO. 6910V102                      13 G                  Page 7 of 26 Pages
--------------------                                        --------------------


--------------------------------------------------------------------------------

1          NAME OF REPORTING PERSON
           TECHNOLOGY CROSSOVER MANAGEMENT II, L.L.C.
           See Item 2 for list of Managing Members
--------------------------------------------------------------------------------

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                    (a)   [ ]    (b)   [X]
--------------------------------------------------------------------------------

3          SEC USE ONLY
--------------------------------------------------------------------------------

4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
--------------------------------------------------------------------------------

                               5      SOLE VOTING POWER
                                      4,358,639(A)
                               -------------------------------------------------
          NUMBER OF
           SHARES              6      SHARED VOTING POWER
        BENEFICIALLY                  0(A)
        OWNED BY EACH          -------------------------------------------------
          REPORTING
           PERSON              7      SOLE DISPOSITIVE POWER
            WITH                      4,358,639(A)
                               -------------------------------------------------

                               8      SHARED DISPOSITIVE POWER
                                      0(A)
--------------------------------------------------------------------------------

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                                     4,358,639(A)
--------------------------------------------------------------------------------

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES                                  [ ]
--------------------------------------------------------------------------------

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     9.8%
--------------------------------------------------------------------------------

12         TYPE OF REPORTING PERSON
           OO
--------------------------------------------------------------------------------


(A) Please see item 4. Includes warrants which can be immediately exercised for a total of 18,962 shares of Common Stock.

--------------------                                        --------------------
CUSIP NO. 6910V102                      13 G                  Page 8 of 26 Pages
--------------------                                        --------------------


--------------------------------------------------------------------------------

1          NAME OF REPORTING PERSON      TCV III, L.P.
           See Item 2 for identification of General Partner
--------------------------------------------------------------------------------

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                  (a)   [ ]    (b)   [X]
--------------------------------------------------------------------------------

3          SEC USE ONLY
--------------------------------------------------------------------------------

4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
--------------------------------------------------------------------------------

                               5      SOLE VOTING POWER
                                      79,241(A)
                               -------------------------------------------------
          NUMBER OF
           SHARES              6      SHARED VOTING POWER
        BENEFICIALLY                  0(A)
        OWNED BY EACH          -------------------------------------------------
          REPORTING
           PERSON              7      SOLE DISPOSITIVE POWER
            WITH                      79,241(A)
                               -------------------------------------------------

                               8      SHARED DISPOSITIVE POWER
                                      0(A)
--------------------------------------------------------------------------------

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                                         79,241(A)
--------------------------------------------------------------------------------

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES                                    [X]
--------------------------------------------------------------------------------

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.2%
--------------------------------------------------------------------------------

12         TYPE OF REPORTING PERSON
           PN
--------------------------------------------------------------------------------


(A) Please see item 4.

--------------------                                        --------------------
CUSIP NO. 6910V102                    13 G                    Page 9 of 26 Pages
--------------------                                        --------------------


--------------------------------------------------------------------------------

1          NAME OF REPORTING PERSON      TCV III (Q), L.P.
           See Item 2 for identification of General Partner
--------------------------------------------------------------------------------

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                    (a)   [ ]    (b)   [X]
--------------------------------------------------------------------------------

3          SEC USE ONLY
--------------------------------------------------------------------------------

4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
--------------------------------------------------------------------------------

                               5      SOLE VOTING POWER
                                      2,106,201(A)
                               -------------------------------------------------
          NUMBER OF
           SHARES              6      SHARED VOTING POWER
        BENEFICIALLY                  0(A)
        OWNED BY EACH          -------------------------------------------------
          REPORTING
           PERSON              7      SOLE DISPOSITIVE POWER
            WITH                      2,106,201(A)
                               -------------------------------------------------

                               8      SHARED DISPOSITIVE POWER
                                      0(A)
--------------------------------------------------------------------------------

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                                        2,106,201(A)
--------------------------------------------------------------------------------

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES                                   [X]
--------------------------------------------------------------------------------

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       4.7%
--------------------------------------------------------------------------------

12         TYPE OF REPORTING PERSON
           PN
--------------------------------------------------------------------------------


(A) Please see item 4.

--------------------                                        --------------------
CUSIP NO. 6910V102                      13 G                 Page 10 of 26 Pages
--------------------                                        --------------------


--------------------------------------------------------------------------------

1          NAME OF REPORTING PERSON      TCV III STRATEGIC PARTNERS, L.P.
           See Item 2 for identification of General Partner
--------------------------------------------------------------------------------

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                     (a)   [ ]     (b)   [X]
--------------------------------------------------------------------------------

3          SEC USE ONLY
--------------------------------------------------------------------------------

4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
--------------------------------------------------------------------------------

                               5      SOLE VOTING POWER
                                      95,379(A)
                               -------------------------------------------------
          NUMBER OF
           SHARES              6      SHARED VOTING POWER
        BENEFICIALLY                  0(A)
        OWNED BY EACH          -------------------------------------------------
          REPORTING
           PERSON              7      SOLE DISPOSITIVE POWER
            WITH                      95,379(A)
                               -------------------------------------------------

                               8      SHARED DISPOSITIVE POWER
                                      0(A)
--------------------------------------------------------------------------------

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                                      95,379(A)
--------------------------------------------------------------------------------

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES                                    [X]
--------------------------------------------------------------------------------

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.2%
--------------------------------------------------------------------------------

12         TYPE OF REPORTING PERSON
           PN
--------------------------------------------------------------------------------


(A) Please see item 4.

--------------------                                        --------------------
CUSIP NO. 6910V102                      13 G                 Page 11 of 26 Pages
--------------------                                        --------------------


--------------------------------------------------------------------------------

1          NAME OF REPORTING PERSON      TCV III (GP)
           See Item 2 for identification of Managing General Partner
--------------------------------------------------------------------------------

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                   (a)   [ ]    (b)   [X]
--------------------------------------------------------------------------------

3          SEC USE ONLY
--------------------------------------------------------------------------------

4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
--------------------------------------------------------------------------------

                               5      SOLE VOTING POWER
                                      16,680(A)
                               -------------------------------------------------
          NUMBER OF
           SHARES              6      SHARED VOTING POWER
        BENEFICIALLY                  0(A)
        OWNED BY EACH          -------------------------------------------------
          REPORTING
           PERSON              7      SOLE DISPOSITIVE POWER
            WITH                      16,680(A)
                               -------------------------------------------------

                               8      SHARED DISPOSITIVE POWER
                                      0(A)
--------------------------------------------------------------------------------

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                                       16,680(A)
--------------------------------------------------------------------------------

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES                                    [X]
--------------------------------------------------------------------------------

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.0%
--------------------------------------------------------------------------------

12         TYPE OF REPORTING PERSON
           PN
--------------------------------------------------------------------------------


(A) Please see item 4.

--------------------                                        --------------------
CUSIP NO. 6910V102                      13 G                 Page 12 of 26 Pages
--------------------                                        --------------------


--------------------------------------------------------------------------------

1          NAME OF REPORTING PERSON  TECHNOLOGY CROSSOVER MANAGEMENT III, L.L.C.
           See Item 2 for a list of Managing Members
--------------------------------------------------------------------------------

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                     (a)   [ ]     (b)   [X]
--------------------------------------------------------------------------------

3          SEC USE ONLY
--------------------------------------------------------------------------------

4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
--------------------------------------------------------------------------------

                               5      SOLE VOTING POWER
                                      2,297,501(A)
                               -------------------------------------------------
          NUMBER OF
           SHARES              6      SHARED VOTING POWER
        BENEFICIALLY                  0(A)
        OWNED BY EACH          -------------------------------------------------
          REPORTING
           PERSON              7      SOLE DISPOSITIVE POWER
            WITH                      2,297,501(A)
                               -------------------------------------------------

                               8      SHARED DISPOSITIVE POWER
                                      0(A)
--------------------------------------------------------------------------------

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                                      2,297,501(A)
--------------------------------------------------------------------------------

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES                                      [ ]
--------------------------------------------------------------------------------

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       5.2%
--------------------------------------------------------------------------------

12         TYPE OF REPORTING PERSON
           OO
--------------------------------------------------------------------------------


(A) Please see item 4.

--------------------                                        --------------------
CUSIP NO. 6910V102                      13 G                 Page 13 of 26 Pages
--------------------                                        --------------------


--------------------------------------------------------------------------------

1          NAME OF REPORTING PERSON      JAY C. HOAG
--------------------------------------------------------------------------------

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                    (a)   [ ]    (b)   [X]
--------------------------------------------------------------------------------

3          SEC USE ONLY
--------------------------------------------------------------------------------

4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   U.S. Citizen
--------------------------------------------------------------------------------

                               5      SOLE VOTING POWER
                                      0 (A)
                               -------------------------------------------------
          NUMBER OF
           SHARES              6      SHARED VOTING POWER
        BENEFICIALLY                  6,656,140 (A)
        OWNED BY EACH          -------------------------------------------------
          REPORTING
           PERSON              7      SOLE DISPOSITIVE POWER
            WITH                      6,656,140  (A)
                               -------------------------------------------------

                               8      SHARED DISPOSITIVE POWER
                                      0 (A)
--------------------------------------------------------------------------------

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                                        6,656,140 (A)
--------------------------------------------------------------------------------

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES                                       [ ]
--------------------------------------------------------------------------------

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       15.0%
--------------------------------------------------------------------------------

12         TYPE OF REPORTING PERSON
           IN
--------------------------------------------------------------------------------


(A) Please see item 4. Includes warrants which can be immediately exercised for a total of 18,962 shares of Common Stock.

--------------------                                        --------------------
CUSIP NO. 6910V102                      13 G                 Page 14 of 26 Pages
--------------------                                        --------------------


--------------------------------------------------------------------------------

1          NAME OF REPORTING PERSON      RICHARD H. KIMBALL
--------------------------------------------------------------------------------

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)    [ ]    (b)    [X]
--------------------------------------------------------------------------------

3          SEC USE ONLY
--------------------------------------------------------------------------------

4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   U.S. Citizen
--------------------------------------------------------------------------------

                               5      SOLE VOTING POWER
                                      0 (A)
                               -------------------------------------------------
          NUMBER OF
           SHARES              6      SHARED VOTING POWER
        BENEFICIALLY                  6,656,140 (A)
        OWNED BY EACH          -------------------------------------------------
          REPORTING
           PERSON              7      SOLE DISPOSITIVE POWER
            WITH                      6,656,140 (A)
                               -------------------------------------------------

                               8      SHARED DISPOSITIVE POWER
                                      0 (A)
--------------------------------------------------------------------------------

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                                       6,656,140 (A)
--------------------------------------------------------------------------------

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES                                         [ ]
--------------------------------------------------------------------------------

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        15.0%
--------------------------------------------------------------------------------

12         TYPE OF REPORTING PERSON
           IN
--------------------------------------------------------------------------------


(A) Please see item 4. Includes warrants which can be immediately exercised for a total of 18,962 shares of Common Stock.

--------------------                                        --------------------
CUSIP NO. 6910V102                      13 G                 Page 15 of 26 Pages
--------------------                                        --------------------


--------------------------------------------------------------------------------

1          NAME OF REPORTING PERSON      C. TOMS NEWBY III
--------------------------------------------------------------------------------

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a)    [ ]    (b)    [X]
--------------------------------------------------------------------------------

3          SEC USE ONLY
--------------------------------------------------------------------------------

4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   U.S. Citizen
--------------------------------------------------------------------------------

                               5      SOLE VOTING POWER
                                      0 (A)
                               -------------------------------------------------
          NUMBER OF
           SHARES              6      SHARED VOTING POWER
        BENEFICIALLY                  6,656,140 (A)
        OWNED BY EACH          -------------------------------------------------
          REPORTING
           PERSON              7      SOLE DISPOSITIVE POWER
            WITH                      0 (A)
                               -------------------------------------------------

                               8      SHARED DISPOSITIVE POWER
                                      6,656,140 (A)
--------------------------------------------------------------------------------

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                                       6,656,140 (A)
--------------------------------------------------------------------------------

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES                                    [ ]
--------------------------------------------------------------------------------

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    15.0%
--------------------------------------------------------------------------------

12         TYPE OF REPORTING PERSON
           IN
--------------------------------------------------------------------------------


(A) Please see item 4. Includes warrants which can be immediately exercised for a total of 18,962 shares of Common Stock.

--------------------                                        --------------------
CUSIP NO. 6910V102                      13 G                 Page 16 of 26 Pages
--------------------                                        --------------------

                ITEM 1.


                (a)     NAME OF ISSUER: Mortgage.com, Inc. (the "Company")
                (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 1643 North Harrison Parkway, Sunrise, FL 33323

                ITEM 2.


        Set forth below is the following information with respect to each of the persons filing this Schedule 13G (together, the "Filing Persons"): (a) name; (b) address of principal offices (if entity) or residence or business address (if individual); (c) citizenship (if individual) or jurisdiction of organization (if entity); (d) title of class of securities and (e) CUSIP number.

        I.

                (a) TCV II, V.O.F., a Netherlands Antilles general partnership ("TCV II, V.O.F."). The Managing General Partners of TCV II, V.O.F. are Technology Crossover Management II, L.L.C., a Delaware limited liability company ("TCM II") and Technology Crossover Administrator II, N.V., a Netherlands Antilles corporation ("TCA II"). The sole Managing Members of TCM II are Jay C. Hoag ("Hoag") and Richard H. Kimball ("Kimball"). TCA II is ultimately controlled by Hoag and Kimball.
                (b)     Pietermaai 15, Willemstad, Curacao, Netherlands Antilles
                (c)     Netherlands Antilles
                (d)     Common Stock
                (e)     67910V102

        II.

                (a) Technology Crossover Ventures II, L.P., a Delaware limited partnership ("TCV II, L.P."). The General Partner of TCV II, L.P. is TCM II.
                (b)     528 Ramona Street, Palo Alto, CA 94301
                (c)     Delaware
                (d)     Common Stock
                (e)     67910V102

        III.

                (a) TCV II (Q), L.P., a Delaware limited partnership ("TCV II (Q)"). The General Partner of TCV II (Q) is TCM II.
                (b)     528 Ramona Street, Palo Alto, CA 94301
                (c)     Delaware
                (d)     Common Stock
                (e)     67910V102

        IV.

                (a) TCV II Strategic Partners, L.P., a Delaware limited partnership ("TCV II SP"). The General Partner of TCV II SP is TCM II.
                (b)     528 Ramona Street, Palo Alto, CA 94301
                (c)     Delaware

--------------------                                        --------------------
CUSIP NO. 6910V102                      13 G                 Page 17 of 26 Pages
--------------------                                        --------------------

                (d)     Common Stock
                (e)     67910V102

        V.

                (a) Technology Crossover Ventures II, C.V., a Netherlands Antilles limited partnership ("TCV II, C.V."). The General Partners of TCV II, C.V. are TCM II and TCA II.
                (b)     Pietermaai 15, Willemstad, Curacao, Netherlands Antilles
                (c)     Netherlands Antilles
                (d)     Common Stock
                (e)     67910V102

        VI.

                (a) Technology Crossover Management II, L.L.C., a Delaware limited liability company.
                (b)     528 Ramona Street, Palo Alto, CA 94301
                (c)     Delaware
                (d)     Common Stock
                (e)     67910V102

        VII.

                (a) TCV III, L.P., a Delaware limited partnership ("TCV III, L.P."). The General Partner of TCV III, L.P. is Technology Crossover Management III, L.L.C., a Delaware limited liability company ("TCM III"). The sole Managing Members of TCM III are Hoag and Kimball.
                (b)     528 Ramona Street, Palo Alto, CA 94301
                (c)     Delaware
                (d)     Common Stock
                (e)     67910V102

        VIII.

                (a) TCV III (Q), L.P., a Delaware limited partnership ("TCV III (Q)"). The General Partner of TCV III (Q) is TCM III.
                (b)     528 Ramona Street, Palo Alto, CA 94301
                (c)     Delaware
                (d)     Common Stock
                (e)     67910V102

        IX.

                (a) TCV III Strategic Partners, L.P., a Delaware limited partnership ("TCV III SP"). The General Partner of TCV III SP is TCM III.
                (b)     528 Ramona Street, Palo Alto, CA 94301
                (c)     Delaware
                (d)     Common Stock
                (e)     67910V102

--------------------                                        --------------------
CUSIP NO. 6910V102                      13 G                 Page 18 of 26 Pages
--------------------                                        --------------------


        X.

                (a)     TCV III (GP), a Delaware general partnership ("TCV III
                        (GP)"). The Managing General Partner of TCV III (GP) is TCM III.
                (b)     528 Ramona Street, Palo Alto, CA 94301
                (c)     Delaware
                (d)     Common Stock
                (e)     67910V102

        XI.
                (a) Technology Crossover Management III, L.L.C., a Delaware limited liability company.
                (b)     528 Ramona Street, Palo Alto, CA 94301
                (c)     Delaware
                (d)     Common Stock
                (e)     67910V102

        XII.
                (a)     Jay C. Hoag
                (b)     528 Ramona Street, Palo Alto, CA 94301
                (c)     U.S. Citizen
                (d)     Common Stock
                (e)     67910V102

        XIII.
                (a)     Richard H. Kimball
                (b)     528 Ramona Street, Palo Alto, CA 94301
                (c)     U.S. Citizen
                (d)     Common Stock
                (e)     67910V102

        XIV.
                (a)     C. Toms Newby III ("Newby")
                (b)     528 Ramona Street, Palo Alto, CA 94301
                (c)     U.S. Citizen
                (d)     Common Stock
                (e)     67910V102

                ITEM 3.

        Not Applicable

                ITEM 4.

        (a), (b) and (c) This Schedule 13G shall not be construed as an admission that any Filing Person is, either for purposes of Section 13(d) or 13(g) of the Act or for other purposes, the beneficial owner of any Common Stock disclosed in this Schedule 13G. The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13G that,

--------------------                                        --------------------
CUSIP NO. 6910V102                      13 G                 Page 19 of 26 Pages
--------------------                                        --------------------
pursuant to Rule 13d-3, may be deemed to be beneficially owned by each Filing Person are as follows:


                                 Common Stock                                         Dispositive
        Filing Person         Beneficially Owned    % of Class(1)     Voting Power       Power
        -------------         ------------------    -------------     ------------    -----------
TCV II, V.O.F.(2)                      67,736            0.2%             sole            sole
TCV II, L.P.(2)                     2,085,054            4.7%             sole            sole
TCV II (Q)(2)                       1,603,019            3.6%             sole            sole
TCV II SP(2)                          284,484            0.6%             sole            sole
TCV II, C.V.(2)                       318,346            0.7%             sole            sole
TCM II                              4,358,639            9.8%             sole            sole
TCV III, L.P.(3)                       79,241            0.2%             sole            sole
TCV III (Q)(3)                      2,106,201            4.7%             sole            sole
TCV III SP(3)                          95,379            0.2%             sole            sole
TCV III (GP)(3)                        16,680            0.0%             sole            sole
TCM III                             2,297,501            5.2%             sole            sole
Hoag(4)                             6,656,140           15.0%            shared           sole
Kimball(4)                          6,656,140           15.0%            shared           sole
Newby(5)                            6,656,140           15.0%            shared          shared


                        (1) All percentages in this table are based on the 44,378,272 shares of Common Stock of the Company outstanding, as reported in the Company's Quarterly Report on Form 10-Q filed with Securities and Exchange Commission on November 22, 2000.

                        (2) Each noted entity (together, the "TCV II Funds") is the holder of record of the securities set forth opposite the name of such entity and has sole voting and investment power with respect to such securities. TCM II, as sole General Partner of TCV II, L.P., TCV II (Q) and TCV II SP, and as Investment General Partner of TCV II, V.O.F. and TCV II, C.V., may also be deemed to have sole voting and investment power with respect to such securities. TCM II disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

                        (3) Each noted entity (together, the "TCV III Funds") is the holder of record of the securities set forth opposite the name of such entity and has sole voting and investment power with respect to such securities. TCM III, as sole General Partner of TCV III, L.P., TCV III (Q) and TCV III Strategic Partners, and the Managing General Partner of TCV III (GP), may also be deemed to have sole voting and investment power with respect to such securities. TCM III disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

                        (4) Under the operating agreement of TCM II and TCM III, Hoag and Kimball have the independent power to cause the funds managed by such entity to buy and sell securities of publicly traded portfolio companies, however, in general, they must act by unanimous consent with respect to all other matters, including directing the voting of such securities. As a result, Hoag and Kimball may also

--------------------                                        --------------------
CUSIP NO. 6910V102                      13 G                 Page 20 of 26 Pages
--------------------                                        --------------------


                               be deemed to have sole dispositive power and shared voting power with respect to the securities held by the TCV II Funds and TCV III Funds. Hoag and Kimball disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein.

                        (5) Newby may be deemed to share power with Hoag and Kimball to cause the funds managed by such entity to buy and sell the securities of the Company and to direct the voting of the securities of the Company. Accordingly, Newby may also be deemed to have shared dispositive power and shared voting power with respect to the securities of the Company held by the TCV II Funds and TCV III Funds. Newby disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

                               Except as set forth in this Item 4(a) - (c), each of the Filing Persons disclaims beneficial ownership of any Common Stock owned beneficially or of record by any other Filing Person.


                ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        Not Applicable.

                ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                        ANOTHER PERSON

        Not Applicable.

                ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
                        WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        Not Applicable.

                ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                        GROUP

        This Schedule 13G is being filed jointly pursuant to Rule 13d-1(k). As a result of the relationships among the Filing Persons described herein, some or all of the Filing Persons may be deemed to comprise a "group" within the meaning of Section 13 and the Rules promulgated thereunder. However, the Filing Persons deny such group status.

                ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        Not Applicable.

                ITEM 10. CERTIFICATION

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------                                        --------------------
CUSIP NO. 6910V102                      13 G                 Page 21 of 26 Pages
--------------------                                        --------------------


                        MATERIAL TO BE FILED AS EXHIBITS

                The following exhibit was filed as Exhibit 8 to the Schedule 13 D/A relating to the Common Stock of Expedia, Inc. filed by the undersigned with the Securities and Exchange Commission on August 31, 2000 and is hereby incorporated herein by reference:

        Exhibit A - Statement Appointing Designated Filer and Authorized Signatories dated February 22, 2000.

        The following exhibit was filed as Exhibit F to the Schedule 13G relating to the Common Stock of eLoyalty Corporation filed by the undersigned with the Securities and Exchange Commission on June 5, 2000 and is hereby incorporated herein by reference:

        Exhibit B - Statement Appointing Designated Filer and Authorized Signatories dated June 1, 2000.

        Exhibit C - Joint Filing Agreement dated December 15, 2000.

--------------------                                        --------------------
CUSIP NO. 6910V102                      13 G                 Page 22 of 26 Pages
--------------------                                        --------------------

                                   SIGNATURES


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Dated:  February 12, 2001                      TCV II, V.O.F.,
                                               a Netherlands Antilles General
                                               Partnership


                                               By:    /s/  Carla S. Newell
                                                      ---------------------
                                                      Carla S. Newell
                                                      Authorized Signatory


Dated: February 12, 2001                       TECHNOLOGY CROSSOVER VENTURES II,
                                               L.P., a Delaware Limited
                                               Partnership


                                               By:    /s/  Carla S. Newell
                                                      ---------------------
                                                      Carla S. Newell
                                                      Authorized Signatory


Dated: February 12, 2001                       TCV II (Q), L.P.,
                                               a Delaware Limited Partnership


                                               By:    /s/  Carla S. Newell
                                                      ---------------------
                                                      Carla S. Newell
                                                      Authorized Signatory


Dated: February 12, 2001                       TCV II STRATEGIC PARTNERS, L.P.,
                                               a Delaware Limited Partnership


                                               By:    /s/  Carla S. Newell
                                                      ---------------------
                                                      Carla S. Newell
                                                      Authorized Signatory


Dated: February 12, 2001                       TECHNOLOGY CROSSOVER VENTURES II,
                                               C.V., a Netherlands Antilles
                                               Limited Partnership


                                               By:    /s/  Carla S. Newell
                                                      ---------------------
                                                      Carla S. Newell
                                                      Authorized Signatory

--------------------                                        --------------------
CUSIP NO. 6910V102                      13 G                 Page 23 of 26 Pages
--------------------                                        --------------------

Dated: February 12, 2001                       TECHNOLOGY CROSSOVER MANAGEMENT
                                               II, L.L.C., a Delaware Limited
                                               Liability Company


                                               By:    /s/  Carla S. Newell
                                                      ---------------------
                                                      Carla S. Newell
                                                      Authorized Signatory


Dated: February 12, 2001                       TCV III (GP),
                                               a Delaware General Partnership

                                               By:    /s/ Carla S. Newell
                                                      --------------------------
                                                      Carla S. Newell
                                                      Authorized Signatory


Dated: February 12, 2001                       TCV III, L.P.,
                                               a Delaware Limited Partnership

                                               By:    /s/ Carla S. Newell
                                                      --------------------
                                                      Carla S. Newell
                                                      Authorized Signatory


Dated: February 12, 2001                       TCV III (Q), L.P.,
                                               a Delaware Limited Partnership

                                               By:    /s/ Carla S. Newell
                                                      --------------------
                                                      Carla S. Newell
                                                      Authorized Signatory


Dated: February 12, 2001                       TCV III STRATEGIC PARTNERS, L.P.,
                                               a Delaware Limited Partnership

                                               By:    /s/ Carla S. Newell
                                                      --------------------
                                                      Carla S. Newell
                                                      Authorized Signatory


Dated: February 12, 2001                       TECHNOLOGY CROSSOVER MANAGEMENT
                                               III, L.L.C.
                                               a Delaware Limited Liability
                                               Company

                                               By:    /s/ Carla S. Newell
                                                      --------------------
                                                      Carla S. Newell
                                                      Authorized Signatory

--------------------                                        --------------------
CUSIP NO. 6910V102                      13 G                 Page 24 of 26 Pages
--------------------                                        --------------------


Dated: February 12, 2001                       JAY C. HOAG


                                               By:    /s/  Carla S. Newell
                                                      ---------------------
                                                      Carla S. Newell
                                                      Authorized Signatory


Dated: February 12, 2001                       RICHARD H. KIMBALL


                                               By:    /s/  Carla S. Newell
                                                      ---------------------
                                                      Carla S. Newell
                                                      Authorized Signatory


Dated: February 12, 2001                       C. TOMS NEWBY III


                                               By:    /s/  Carla S. Newell
                                                      ---------------------
                                                      Carla S. Newell
                                                      Authorized Signatory

--------------------                                        --------------------
CUSIP NO. 6910V102                      13 G                 Page 25 of 26 Pages
--------------------                                        --------------------


                                                                       EXHIBIT C

                             JOINT FILING AGREEMENT

        In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.01 per share, of Mortgage.com, Inc., a Florida corporation, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the 15th day of December, 2000.

                                      TECHNOLOGY CROSSOVER VENTURES II, L.P.

                                      By: /s/ Carla S. Newell
                                      ---------------------------------
                                      Name: Carla S. Newell
                                      Its: Authorized Signatory

                                      TCV II (Q), L.P.

                                      By: /s/ Carla S. Newell
                                      ---------------------------------
                                      Name: Carla S. Newell
                                      Its: Authorized Signatory

                                      TCV II STRATEGIC PARTNERS, L.P.

                                      By: /s/ Carla S. Newell
                                      ---------------------------------
                                      Name: Carla S. Newell
                                      Its: Authorized Signatory

                                      TECHNOLOGY CROSSOVER VENTURES II, C.V.

                                      By: /s/ Carla S. Newell
                                      ---------------------------------
                                      Name: Carla S. Newell
                                      Its: Authorized Signatory

                                      TCV II V.O.F., L.P.

                                      By: /s/ Carla S. Newell
                                      ---------------------------------
                                      Name: Carla S. Newell
                                      Its: Authorized Signatory

                                      TECHNOLOGY CROSSOVER MANAGEMENT II, L.L.C.

                                      By: /s/ Carla S. Newell
                                      ---------------------------------
                                      Name: Carla S. Newell
                                      Its: Authorized Signatory

--------------------                                        --------------------
CUSIP NO. 6910V102                      13 G                 Page 26 of 26 Pages
--------------------                                        --------------------


                                   TCV III(GP)

                                   By: /s/ Carla S. Newell
                                   ---------------------------------
                                   Name: Carla S. Newell
                                   Its: Authorized Signatory

                                   TCV III, L.P.

                                   By: /s/ Carla S. Newell
                                   ---------------------------------
                                   Name: Carla S. Newell
                                   Its: Authorized Signatory

                                   TCV III(Q), L.P.

                                   By: /s/ Carla S. Newell
                                   ---------------------------------
                                   Name: Carla S. Newell
                                   Its: Authorized Signatory

                                   TCV III STRATEGIC PARTNERS, L.P.

                                   By: /s/ Carla S. Newell
                                   ---------------------------------
                                   Name: Carla S. Newell
                                   Its: Authorized Signatory

                                   TECHNOLOGY CROSSOVER MANAGEMENT III, L.L.C.

                                   By: /s/ Carla S. Newell
                                   ---------------------------------
                                   Name: Carla S. Newell
                                   Its: Authorized Signatory


                                   JAY C. HOAG

                                   /s/ Carla S. Newell
                                   ------------------------------------------
                                   By: Carla S. Newell, Authorized Signatory


                                   RICHARD H. KIMBALL

                                   /s/ Carla S. Newell
                                   ------------------------------------------
                                   By: Carla S. Newell, Authorized Signatory


                                   C. TOMS NEWBY

                                   /s/ Carla S. Newell
                                   ------------------------------------------
                                   By: Carla S. Newell, Authorized Signatory